                                                                 Exhibit 10-K(b)

                           STOCK INCENTIVE AGREEMENT
                           COLGATE-PALMOLIVE COMPANY

                           NON-QUALIFIED STOCK OPTION


                                                Dated: November 7, 1997


Mr. Reuben Mark
Colgate-Palmolive Company
300 Park Avenue
New York, NY  10022-7499


Dear Mr. Mark:

          This will confirm the following Agreement made as of the above date between you and the Colgate-Palmolive Company (the "Company") pursuant to the Company's 1997 Stock Option Plan, as amended (the "Plan"). If you have not received copies of the Plan and the Plan Prospectus, they are available from the Company at 300 Park Avenue, New York, NY 10022, Attention: Mr. Andrew D. Hendry, Senior Vice President, General Counsel and Secretary.

          The Company hereby grants you non-qualified options (the "Options") to purchase from the Company a total of two million, six hundred thousand (2,600,000) shares of common stock of the Company in the amounts, at the exercise prices and on the other terms and conditions set forth below.

          The Options will vest and become exercisable on the dates and in the amounts set forth below at the following prices:

             Number
           of Shares    Exercise Price
Tranche     Optioned       Per Share          Vesting Schedule
-------    ---------    --------------    -----------------------
   1         260,000     10% above FMV    50% immediately
                                          50% on November 7, 1998
   2         260,000     20% above FMV    50% immediately
                                          50% on November 7, 1999
   3         260,000     30% above FMV    50% immediately
                                          50% on November 7, 2000

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
             Number
           of Shares    Exercise Price
Tranche     Optioned       Per Share          Vesting Schedule
-------    ---------    --------------    -----------------------
   4          260,000    40% above FMV    50% immediately
                                          50% on November 7, 2001
   5          260,000    50% above FMV    50% immediately
                                          50% on November 7, 2002
   6        1,300,000    70% above FMV    50% immediately
                                          50% on November 7, 2002

          For the purposes of the above table, Fair Market Value ("FMV") means the FMV on November 7, 1997, which equaled $62 3/8 per share of common stock.

          The Options shall expire at 11:59 p.m. (Eastern Standard Time) on November 6, 2007, except as otherwise provided for herein or, if not so provided, in accordance with the Plan.

          To encourage you further to promote the growth of the Company and, consequently, more rapid growth in the value of the common stock of the Company, the Options may expire prior to November 6, 2007 on either of the following dates:

          (a) If the closing price per share of common stock of the Company shall not have equaled or exceeded $93.5625 (the "50% Hurdle") at least once prior to November 7, 2002, then the term of the Options, to the extent then unexercised, shall automatically expire at 12:01 a.m. (Eastern Standard Time) on November 7, 2002, without any further action on your part or the part of the Company.

          (b) If the closing price per share of common stock of the Company shall not have equaled or exceeded $106.0375 (the "70% Hurdle") at least once prior to November 7, 2004, then the term of the Options, to the extent then unexercised, shall automatically expire at 12:01 a.m. (Eastern Standard Time) on November 7, 2004, without any further action on your part or the part of the Company.

For the purpose of determining the 50% Hurdle and the 70% Hurdle, closing price shall mean the daily closing price, as reported by the New York Stock Exchange Composite Transactions or other reporting system acceptable to the Personnel and Organization Committee of the Board of Directors of the Company.

          Furthermore, in accordance with the determination of the Committee, as permitted under Paragraphs (f), (g) and (h) of Section 5 of the Plan, and anything in those Paragraphs to the contrary notwithstanding, (a) if your employment with the Company and its affiliates shall be involuntarily terminated, including without limitation involuntary retirement, death or Disability, the Options shall continue to vest and be exercisable in
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accordance with the provisions of this Agreement for the term provided for above; and (b) if you voluntarily terminate your employment with or voluntarily retire from the Company and its affiliates, only those Options which had vested on or prior to the date of such termination or retirement shall continue to be exercisable in accordance with the provisions of this Agreement and such exercisable Options shall continue to be exercisable for the term provided for above.

          In the event of any stock split, recapitalization or any other event referred to in the last paragraph of Section 3 of the Plan, (a) the number and kind of shares and the exercise price per share subject to the Options shall be subject to adjustment as provided in the Plan, and (b) the Committee shall make an appropriate adjustment to the 50% Hurdle and the 70% Hurdle to reflect the effect of such transaction on the market price of the common stock of the Company.

          This Agreement and the Options are subject to all the terms, conditions, limitations and restrictions contained in the Plan, except as expressly provided for herein, and may not be assigned or transferred in whole or in part except as therein provided. For example, the Options may be transferred, in whole or in part, under guidelines approved by the Personnel and Organization Committee in accordance with the Plan, to immediate family members, or trusts, partnerships or other legal entities set up for the benefit of immediate family members. All terms which are not defined herein, but which are defined in the Plan, shall have the meanings attributed to them in the Plan.
You shall not have any of the rights of a shareholder with respect to any of the shares which are the subject of this Agreement until such shares are actually issued to you.

           To confirm the foregoing, kindly sign and return one copy of this Agreement as soon as possible.


                                           Very truly yours,


                                           COLGATE-PALMOLIVE COMPANY


                                           By: _____________________________
                                                  Jill K. Conway, Chair
                                                  Personnel and Organization
                                                  Committee

CONFIRMED:


________________________________           By: _____________________________
                                                  Andrew D. Hendry
                                                  Senior Vice President, General
                                                  Counsel and Secretary